Exhibit 99.1

Media Contact:	Roy Wiley, 630-753-2627
Investor Contact:	Heather Kos, 630-753-2406
Web site:	www.Navistar.com/newsroom

A. J. CEDEROTH NAMED NAVISTAR CHIEF FINANCIAL OFFICER

19-Year Company Veteran Had Served As Principal Financial Officer Since June

WARRENVILLE, Ill. (Sept. 29, 2009) – Andrew J. (A. J.) Cederoth has been named executive vice president and chief financial officer of Navistar International Corporation (NYSE: NAV), it was announced today.

Cederoth, 44, has served as senior vice president, corporate finance and principal financial officer for Navistar since June following the death of Navistar’s former CFO Terry M. Endsley.

“We are extremely fortunate that A. J. was already a member of our leadership team and was able to step in immediately and continue to lead the company’s finance and accounting organization following the untimely death of Terry Endsley,” said Daniel C. Ustian, Navistar chairman, president and chief executive officer. “A. J. has the hands-on experience and the strong financial leadership skills necessary to help support the growth of the company’s current business and drive future growth on a global basis.”

Cederoth has a broad financial background with Navistar that includes financial leadership positions in both manufacturing and financial services. Prior to being named principal financial officer, Cederoth had served for three years as vice president of finance and chief financial officer of Navistar’s engine group and four years as vice president, treasurer and principal financial officer of Navistar Financial Corporation, the financial services subsidiary of Navistar.

“These are challenging times, but we are well positioned to capitalize on the opportunities that are ahead,” Cederoth said. “I am excited about this new opportunity and look forward to working closely with senior leadership and our dedicated financial team.”

Cederoth joined Navistar in 1990 and has held various financial positions including strategic planning manager of the engine group and manufacturing controller of the Melrose Park Engine Plant before joining the corporate treasury team as director of corporate finance in 1999.

In addition to receiving his Bachelor of Arts degree in economics and mathematics from the University of Illinois in 1987, he earned an MBA in accounting and finance from DePaul University in 1990. He and his wife reside in Naperville, Illinois, with their two children.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, IC Bus™ brand school and commercial buses, Monaco RV brands of recreational vehicles, and Workhorse® brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com/newsroom.